EXHIBIT 99.1

BioSpecifics Technologies Corp. Notified by Nasdaq Listing Qualifications Panel that its Shares Will Be Delisted

Trading to Start March 24, 2004 on OTC Bulletin Board, Symbol: BSTC

BioSpecifics Plans to Request Review of Decision

FOR IMMEDIATE RELEASE

Lynbrook, N.Y., March 23, 2004 - BioSpecifics Technologies Corp (Nasdaq:BSTCC) today announced receipt on March 22, 2004 of a Written Notice of Staff Determination from Nasdaq that its common stock will be delisted from The Nasdaq SmallCap Market effective with the open of business on Wednesday, March 24, 2004. The Nasdaq notice stated that the Staff's determination was based on BioSpecifics’ failure satisfy the $2.5 million shareholders’ equity requirement as of December 31, 2003.

The Nasdaq informed BioSpecifics that its securities will be immediately eligible for quotation on the OTC Bulletin Board effective with the open of business on Wednesday, March 24, 2004. The OTC Bulletin Board symbol assigned to BioSpecifics is BSTC. No application is required to be filed for inclusion on the OTC Bulletin Board, provided a market maker enters a quote on the first day of eligibility. Nasdaq has included the delisting announcement on the “Daily List” which is available on www.OTCBB.com and to subscribers of www.Nasdaqtrader.com.

The OTC Bulletin Board® (OTCBB) is a regulated quotation service that displays real time quotes, last-sale prices, and volume information in over-the counter (OTC) equity securities. An OTC equity security generally is any security that is not listed or traded on Nasdaq® or a national securities exchange. OTCBB securities include national, regional, and foreign equity issues, warrants, units, American Depository Receipts (ADRs), and Direct Participation Programs (DPPs).

BioSpecifics has the right to request that the Nasdaq Listing and Hearing Review Council (the “Listing Council”) review this decision, and intends to pursue this option. The request for review must be made in writing and received within 15 days from the date of the Nasdaq decision. BioSpecifics is in discussions with several potential licensees for its injectable collagenase product for the treatment of Dupuytren’s disease, which is in Phase 3 clinical trials, and for Peyronie’s disease, which is in Phase 2 trials. BioSpecifics anticipates that the proceeds from a license agreement will enable it to regain compliance with the $2.5 million shareholders’ equity requirement.

The Listing Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss or remand the decision of the Panel. BioSpecifics will be immediately notified in the event the Listing Council determines that this matter will be called for review.

Forward looking statements in this release involve a number of risks and uncertainties including, but not limited to, liquidity and adequate funding, government regulation, the ability of the Company to adequately address concerns of the FDA, product demand, pricing, market acceptance, changing economic conditions, risks in product and technology development, the effect of the Company's accounting policies, and other risk factors detailed in the Company's filings with the Securities and Exchange Commission. Further, any forward looking statement or statements speak only as of the date on which such statements were made, and we undertake no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement or statements were made.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company with a focus on wound healing and tissue remodeling. It has pioneered the application of Collagenase for several disease conditions, notably dermal ulcers, pressure sores (bedsores), and second and third degree burns. BioSpecifics produces Collagenase ABC, the essential ingredient in the prescription drug Collagenase Santyl® Ointment sold in the United States, and under other trademarks abroad. The Ross Products Division of Abbott Laboratories Inc. assumed United States marketing responsibility for Collagenase Santyl® Ointment effective Jan. 1, 2004. Abbott Laboratories (NYSE:ABT) manufactures Collagenase Santyl® Ointment using BioSpecifics’ collagenase ABC enzyme as the essential ingredient. This prescription ointment is indicated for debridement of chronic dermal ulcers and second and third degree burns. Collagenase Santyl® Ointment is sold primarily to long-term care centers, where Abbott’s Ross Products Division has built a strong market position and reputation.

BioSpecifics is developing an injectable form of collagenase, which has been used in published clinical trials for treatment of Dupuytren’s disease, Peyronie’s disease, keloids, hypertrophic scars, and glaucoma. Phase 3 clinical trials are underway for the use of injectable collagenase in treating Dupuytren's disease. A new clinical trial for Peyronie’s disease began in December 2003. Clinical trials for injectable collagenase for the treatment of frozen shoulder and lipomas are ongoing. The results of the frozen shoulder indication were presented at the March 2004 meeting of the Orthopaedic Research Society in San Francisco. Clinical and laboratory investigations further profiling the potential role of collagenase and its pharmacological activity for wound healing are being pursued.

Santyl® is a registered trademark of Abbott Laboratories (NYSE:ABT).

BioSpecifics' main website is at

www.biospecifics.com

its Dupuytren's Disease patient discussion forum at

www.biospecifics.com/forum/

and its Peyronie’s Disease patient discussion forum at

www.biospecifics.com/forum/index2

Contact:

BioSpecifics Technologies Corp.

Albert Horcher

(516) 593-7000